Exhibit 99.1



    Advanced Nutraceuticals, Inc. Announces Sale of ANI Pharmaceuticals, Inc.


     Denver, CO, March 24, 2004 - Advanced Nutraceuticals, Inc. (OTCBB: ANII), announced today that it completed the sale of the assets and operations associated with its subsidiary, ANI Pharmaceuticals, Inc., ("ANIP") to an unrelated party. Consideration for the sale included cash of approximately $3.4 million (of which $250,000 is held in a short-term escrow to secure indemnity obligations) and the assumption of specified liabilities, primarily trade accounts payable. Proceeds from the sale were used to repay the outstanding real property mortgage and the balance was applied to reduce the outstanding loan amounts due to the Company's Senior Lender. In order to repay required amounts under the Company's debt obligations and to fund closing costs, the Company funded additional cash costs under the revolving line totaling approximately $.9 million. In connection with the transaction, ANII's credit agreement with its Senior Lender was amended to, among other items; reduce ANII's total credit facility.

     In addition, as previously announced, ANII intends to seek stockholder approval to effect a reverse stock split of one share to be issued for every 300 shares outstanding as of a record date to be determined. The amount or formula for payment of fractional shares will be determined in the near future. A meeting of the stockholders is expected to be scheduled during the spring of 2004, to vote on the reverse stock split, among other items, following preparation of the proxy solicitation materials and other documents for filing with the SEC, and subsequent distribution to the stockholders.



For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@anii.cc) or
Gregory Pusey (303) 722-4008 (Email: gpusey@anii.cc)
________________________________________________________________________________

This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes and problems in collecting receivables. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.